EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

SERVICE CORPORATION INTERNATIONAL
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Note
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	457(r)	(1)	(1)	(1)	(2)	$0.00	(1)
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A
	Total Offering Amounts					$0.00		$0.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

Offering Notes

(1)	An indeterminate amount of securities to be offered at indeterminate prices from time to time is being registered pursuant to this Registration Statement.
(2)	The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all registration fees. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.